Exhibit 10.1

HOWMET AEROSPACE INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Effective as of January 1, 2026

1.General. This Non-Employee Director Compensation Policy (the "Policy") sets forth the cash and equity-based compensation that has been approved by the Board of Directors (the "Board") of Howmet Aerospace Inc., a Delaware corporation, (the "Company") as payable to eligible non-employee members of the Board ("Non-Employee Directors"), effective as of January 1, 2026. The cash and equity-based compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each Non-Employee Director who may be eligible to receive such compensation. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Policy shall supersede any prior cash or equity compensation arrangements between the Company and its Non-Employee Directors.
2.Cash Compensation.
(a)Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual cash retainer of $130,000 for service on the Board. In addition, subject to paragraph 2(b) below, a Non-Employee Director shall receive the following additional annual retainers, as applicable:

Non-Employee Director Position	Additional Annual Cash Retainer Fee
Lead Director	$45,000
Audit Committee Chair Fee	$25,000
Compensation and Benefits Committee Chair Fee	$20,000
Governance and Nominating Committee Chair Fee	$20,000
Other Committee Chair Fee	$15,000
(Approved September 30, 2025, Effective January 1, 2026)

(b)Payment of Chair Fees. At any one time, each Non-Employee Director may receive only one additional annual retainer fee in connection with service as the Chair of a committee (whether in the position of Lead Director, Audit Committee Chair, Compensation and Benefits Committee Chair, Governance and Nominating Committee Chair or Other Committee Chair), regardless of how many committee Chair positions held by such director. For the avoidance of doubt, a Non-Employee Director may simultaneously serve as the Chair of more than one committee, but will receive for such service only one additional annual retainer fee, equal to the highest of the additional annual retainer fees associated with his or her Chair positions.
(c)Payment of Retainers. The annual retainers described in Section 2(a) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the third business day following the end of each calendar quarter (if not deferred by the Non-Employee Director in accordance with subsection (e) hereof). In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 2(a), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such positions, as applicable.
(d)Exceptional Meeting Fees. A fee of $1,200 shall be paid to a Non-Employee Director for each Board or committee meeting attended by such Non-Employee Director in excess of five (5) special Board or committee meetings during the applicable calendar year and applies only to any non-regularly scheduled meeting in excess of a two-hour duration. Such exceptional meeting fees shall be paid by the Company in arrears not later than the third business day following the end of the calendar quarter in which any such exceptional meeting occurs (if not deferred by the Non-Employee Director in accordance with subsection (e) hereof).
(e)Deferral of Retainers. Non-Employee Directors may elect to defer payment of all or a portion of the annual retainers described in Section 2(a) and the exceptional meeting fees described in Section 2(d) into specified investment funds and/or into

(Approved September 30, 2025, Effective January 1, 2026)

vested restricted share units for shares of the Company's common stock, which deferral will be made pursuant to the terms of the Company's Amended and Restated Deferred Fee Plan for Directors or its successor plan (the "Deferred Fee Plan"). Unless otherwise determined by the Board, any restricted share units will be granted under the Howmet Aerospace Stock Incentive Plan, as Amended and Restated, or its successor plan (the "Equity Plan"), on the date on which such retainer(s) would otherwise have been paid in cash. The extent to which a Non-Employee Director may defer annual retainer payments into vested restricted share units will therefore be subject to any limit on awards granted to a Non-Employee Director set forth in the Equity Plan.
3.Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below in Sections 3(a) and 3(b) shall be granted under and shall be subject to the terms and provisions of the Equity Plan and shall be granted subject to terms and conditions of the award approved by the Board prior to or as of the grant date(the "Award Terms"), consistent with the Equity Plan. For purposes of this Section 3, the number of shares subject to any restricted share unit award will be determined by dividing the grant date dollar value specified under subsection (a) or (b) hereof by the Fair Market Value (as defined in the Equity Plan) of a share of the Company's common stock on the date of grant.
(a)Annual Equity Award. A person who is a Non-Employee Director immediately following each annual meeting of the Company's stockholders and who will continue to serve as a Non-Employee Director following such annual meeting shall be automatically granted on the second market trading day following the date of each such annual meeting a restricted share unit award with a grant date value equal to $190,000 (the "Annual Equity Award"). The Annual Equity Award shall vest on the earlier of the first anniversary date of the grant date or the date of the Company's next subsequent annual meeting of stockholders following the grant date.
(b)Pro-Rated Annual Equity Award. On the fifth market trading day following a person's initial appointment as a Non-Employee Director, and provided such person

(Approved September 30, 2025, Effective January 1, 2026)

has not otherwise received an Annual Equity Award for the relevant year under Section 3(a), the Non-Employee Director shall be automatically granted a restricted share unit award with a grant date value equal to $190,000, in each case multiplied by a fraction, the numerator of which is 365 less the number of days that have elapsed since the date of the Company's last annual meeting of stockholders and the Non-Employee Director's date of initial appointment, and the denominator of which is 365 (the "Pro-Rated Award"). The Pro-Rated Award shall vest on the date of the Company's next subsequent annual meeting of stockholders following the date of the Non-Employee Director's appointment to the Board.
(c)Special Vesting of Equity Awards. Notwithstanding Sections 3(a) or (b) above and as shall be further set forth in the Award Terms: (i) unvested equity awards shall vest in full upon the death of a Non-Employee Director or upon a Change in Control where a Replacement Award is not provided or the Non-Employee Director’s service is terminated (where Change in Control and Replacement Award are as defined in the Equity Plan); and (ii) unvested equity awards shall vest on a pro-rata basis in the event of a Non-Employee Director's termination of service for any other reason.
(d)Deferral of Equity Award. Payment of the Annual Equity Award or any Pro-Rated Award will be deferred until the Non-Employee Director's separation from service, in accordance with the terms of the Deferred Fee Plan, unless otherwise required by applicable laws.
4.Stock Ownership Guideline. Within a period of six years from the date of a person's initial appointment as a Non-Employee Director, each Non-Employee Director is required to attain ownership of at least $750,000 in the Company's common stock and must maintain such ownership until retirement from the Board.
5.Director Compensation Limit. As further set forth in the Equity Plan, the sum of the grant date value of all equity awards granted and all cash compensation paid by the Company to a Non-Employee Director as compensation for services as a Non-Employee Director shall not exceed $750,000 during any calendar year. For avoidance

(Approved September 30, 2025, Effective January 1, 2026)

of doubt, compensation shall count towards this limit for the calendar year in which it is granted or earned, and not later when distributed, in the event it is deferred.
6.Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion, provided that no such action that would materially and adversely impact the rights with respect to annual retainers payable in the calendar quarter during which a Non-Employee Director is then performing services shall be effective without the consent of the affected Non-Employee Director.

(Approved September 30, 2025, Effective January 1, 2026)